FORM 8-K
                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                        March 21, 2002 (March 21, 2002)

                           Trimble Navigation Limited
             (Exact name of registrant as specified in its charter)

                                   California
                 (State or other jurisdiction of incorporation)

                                     0-18645
                            (Commission File Number)

                                   94-2802192
                             (IRS Employer I.D. No.)
                         645 N. Mary Ave. Sunnyvale, CA
                    (Address of principal executive offices)

                                      94088
                                   (Zip Code)
       Registrant's telephone number, including area code: (408) 481-8000

Item 5. Other Events and Regulation FD Disclosure.

The following statement was released by Trimble Navigation Limited on March 21, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

               Trimble to Benefit from Subordinated Note Revision

                 Agreement Extends Life of the Note to July 2004


SUNNYVALE, Calif., Mar. 21, 2002 - Trimble (Nasdaq: TRMB) today announced that it has revised its two-year subordinated seller note with Thermo Electron Corporation (NYSE: TMO), due July 14, 2002. The note relates to Trimble's July 2000 acquisition of the Spectra Precision Group, which was an indirect wholly-owned subsidiary of Thermo Electron.

Under the revised agreement, Thermo Electron will extend the term of the note until July 14, 2004, at the current interest rate of 10.4 percent per annum, enabling the company to save approximately $1.2 million in accrued interest expense during the second half of 2002. The balance on the note is currently $68.7 million in principal with no accrued interest.

In connection with the amendment, Thermo Electron will be issued a warrant to purchase a maximum of 376,233 shares of Trimble's common stock, exercisable over a set time period. Initially, Thermo Electron will have the option to purchase 200,000 shares of common stock over a five-year period at an exercise price of $15.11. Subsequently, on a quarterly basis beginning on July 14, 2002, Thermo Electron will have the option to purchase 250 shares of common stock for every $1 million of principal and interest outstanding, until the note is paid off in full. These shares can be exercised at a price equal to Trimble's closing price on, and for a period of five-years from, each quarterly anniversary date. The warrant will be issued after Trimble's registration statement relating to its recent $45.95 million private equity placement filed with the Securities and Exchange Commission (SEC) becomes effective.

"The revision of the subordinated note is the latest in a series of initiatives to lower our breakeven point and improve the strength of the Company's balance sheet," said Mary Ellen Genovese, Trimble's chief financial officer. "Most importantly, it allows us to further increase our financial flexibility during uncertain times."

Trimble expects to file a registration statement with the SEC for purposes of registering the resale of the shares of common stock to be issued upon exercise of the warrant.

About Trimble

Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide.

For an interactive look at Company news and products, visit Trimble's Web site at http://www.trimble.com

Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward looking statements are subject to change, and actual results may differ from those set forth in this press release due to certain risks and uncertainties, including overall economic trends affecting the end markets that we serve, changes in interest rates and financial markets, market acceptance of new product offerings and continued demand for existing products. Among other things, these results or expectations may not continue beyond the current quarter due to seasonal and economic trends and additional competitive issues that may have an adverse effect on the ongoing positioning and growth of the Company. These and other risks are detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               TRIMBLE NAVIGATION LIMITED
                                               a California corporation


 Dated: March 21, 2002                         By: /s/ Irwin Kwatek
                                               -------------------------------
                                               Irwin Kwatek
                                               Vice President & General Counsel